Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Martin Midstream GP LLC:

We consent to the use of our report dated May 20, 2019, with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries (the Partnership) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and our report dated February 19, 2019 with respect to the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 20, 2019 contains an explanatory paragraph that states the acquisition of Martin Transport, Inc. on January 2, 2019 has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests and the Partnership’s historical consolidated financial statements have been retrospectively revised to reflect the effects.

Dallas, Texas

June 3, 2019